AMENDED PROMISSORY NOTE

     $300,000.00                                                                                                                      July 29, 2002

        FOR VALUE RECEIVED, Thomas J. Bresnan (“Maker”) promises to pay to the order of New Horizons Worldwide, Inc. (“Holder”) the principal sum of Three Hundred Thousand Dollars ($300,000.00) in a single lump sum on August 31, 2007. No interest shall be payable on such principal amount unless and until it shall have become due and payable hereunder, after which it shall accrue and be payable at the rate of ten percent (10%) per annum.

        All payments of principal and interest shall be paid in lawful money of the United States of America to Holder at 1900 S. State College Blvd., Anaheim, CA 92806 or at such other place as the Holder shall designate in writing to Maker from time to time.

        This Note may be prepaid in whole or in part by Maker at any time without premium or penalty.

        This Note shall, at the option of the Holder, become immediately due and payable in the event (a) the Maker shall fail to make the payment of principal when due; or (b) any court of competent jurisdiction shall enter an order (i) adjudicating the bankruptcy of Maker, (ii) appointing a trustee or approving a petition for, or effecting an arrangement in bankruptcy, a reorganization pursuant to the Federal Bankruptcy Act or any other judicial modification or alteration of the rights of Holder or of any other creditors, or Maker shall file any petition or take or consent to any other action seeking any such judicial order, or make an assignment for the benefit of its creditors.

        Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.

Thomas J. Bresnan